Exhibit 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended June 30,
	2004		2003
Earnings available to cover fixed charges:
Income before minority interests in income and discontinued operations	$17,295		$17,096
Minority interests not convertible into Common Stock	(139)		(250)
Operating income from discontinued operations	—		229
Interest expense	16,591		15,306

Earnings available to cover fixed charges	$33,747		$32,381

Fixed charges:
Interest expense	$16,591		$15,306
Interest capitalized	1,504		2,094

Fixed charges	$18,095		$17,400

Preferred stock dividends	3,203		2,657

Fixed charges and preferred stock dividends	$21,298		$20,057

Earnings available to cover fixed charges	$33,747		$32,381
Divided by fixed charges	$18,095		$17,400

Ratio of earnings to fixed charges	1.9	x	1.9	x

Earnings available to cover fixed charges	$33,747		$32,381
Divided by fixed charges and preferred stock dividends	$21,298		$20,057

Ratio of earnings to combined fixed charges and preferred stock dividends	1.6	x	1.6	x

Exhibit 12

(continued)

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Six Months Ended June 30,
	2004		2003
Earnings available to cover fixed charges:
Income before minority interests in income and discontinued operations	$33,660		$34,851
Minority interests not convertible into Common Stock	(383)		(493)
Operating income from discontinued operations	—		1,242
Interest expense	32,267		29,747

Earnings available to cover fixed charges	$65,544		$65,347

Fixed charges:
Interest expense	$32,267		$29,747
Interest capitalized	3,370		5,176

Fixed charges	$35,637		$34,923

Preferred stock dividends	5,386		5,314

Fixed charges and preferred stock dividends	$41,023		$40,237

Earnings available to cover fixed charges	$65,544		$65,347
Divided by fixed charges	$35,637		$34,923

Ratio of earnings to fixed charges	1.8	x	1.9	x

Earnings available to cover fixed charges	$65,544		$65,347
Divided by fixed charges and preferred stock dividends	$41,023		$40,237

Ratio of earnings to combined fixed charges and preferred stock dividends	1.6	x	1.6	x